Exhibit 17(e)

Schedule of investments

October 31, 2010

Legg Mason ClearBridge Capital Fund

Security	Shares	Value
Common Stocks — 98.7%
Consumer Discretionary — 12.6%
Auto Components — 2.3%
Johnson Controls Inc.	250,000	$8,780,000
Hotels, Restaurants & Leisure — 3.9%
Yum! Brands Inc.	310,000	15,363,600
Household Durables — 3.5%
Jarden Corp.	430,000	13,785,800
Specialty Retail — 2.9%
Ross Stores Inc.	192,000	11,326,080
Total Consumer Discretionary		49,255,480
Consumer Staples — 5.6%
Food & Staples Retailing — 5.6%
FHC Delaware Inc.	466,286	1	*(a)(b)
Pantry Inc.	600,000	11,670,000	*
Walgreen Co.	300,000	10,164,000
Total Consumer Staples		21,834,001
Energy — 10.9%
Energy Equipment & Services — 5.6%
ION Geophysical Corp.	735,000	3,594,150	*
Oceaneering International Inc.	130,000	8,043,100	*
Weatherford International Ltd.	625,000	10,506,250	*
Total Energy Equipment & Services		22,143,500
Oil, Gas & Consumable Fuels — 5.3%
Exxon Mobil Corp.	200,000	13,294,000
Petrohawk Energy Corp.	430,000	7,314,300	*
Total Oil, Gas & Consumable Fuels		20,608,300
Total Energy		42,751,800
Financials — 15.5%
Capital Markets — 11.2%
BlackRock Inc.	60,000	10,259,400
Charles Schwab Corp.	700,000	10,780,000
Invesco Ltd.	365,000	8,395,000
Och-Ziff Capital Management Group	400,000	5,908,000
State Street Corp.	200,000	8,352,000
Total Capital Markets		43,694,400
Diversified Financial Services — 1.8%
JPMorgan Chase & Co.	192,300	7,236,249
Insurance — 1.2%
XL Group PLC	225,000	4,758,750
Thrifts & Mortgage Finance — 1.3%
People’s United Financial Inc.	400,000	4,924,000
Total Financials		60,613,399
Health Care — 13.0%
Biotechnology — 5.0%
Amgen Inc.	200,000	11,438,000	*
Onyx Pharmaceuticals Inc.	300,000	8,049,000	*
Total Biotechnology		19,487,000

See Notes to Financial Statements.

Legg Mason ClearBridge Capital Fund

Security	Shares	Value
Health Care Providers & Services — 2.4%
Mednax Inc.	160,000	$9,473,600	*
Pharmaceuticals — 5.6%
Roche Holding AG	77,000	11,306,844
Shire PLC, ADR	150,000	10,515,000
Total Pharmaceuticals		21,821,844
Total Health Care		50,782,444
Industrials — 11.9%
Aerospace & Defense — 3.4%
Alliant Techsystems Inc.	85,000	6,480,400	*
L-3 Communications Holdings Inc.	95,000	6,858,050
Total Aerospace & Defense		13,338,450
Construction & Engineering — 4.2%
Quanta Services Inc.	495,000	9,731,700	*
Shaw Group Inc.	212,000	6,478,720	*
Total Construction & Engineering		16,210,420
Electrical Equipment — 1.0%
EnerSys	150,000	3,954,000	*
Industrial Conglomerates — 3.3%
McDermott International Inc.	270,000	4,166,100	*
Tyco International Ltd.	230,005	8,804,591
Total Industrial Conglomerates		12,970,691
Total Industrials		46,473,561
Information Technology — 20.2%
Internet Software & Services — 5.4%
Google Inc., Class A Shares	24,350	14,926,307	*
VeriSign Inc.	175,000	6,081,250	*
Total Internet Software & Services		21,007,557
IT Services — 4.6%
Accenture PLC, Class A Shares	240,000	10,730,400
International Business Machines Corp.	50,000	7,180,000
Total IT Services		17,910,400
Semiconductors & Semiconductor Equipment — 4.2%
Cymer Inc.	230,000	8,498,500	*
Xilinx Inc.	300,000	8,043,000
Total Semiconductors & Semiconductor Equipment		16,541,500
Software — 6.0%
Check Point Software Technologies Ltd.	225,000	9,618,750	*
Microsoft Corp.	520,000	13,852,800
Total Software		23,471,550
Total Information Technology		78,931,007
Materials — 9.0%
Containers & Packaging — 3.3%
Crown Holdings Inc.	400,000	12,876,000	*
Metals & Mining — 5.7%
Agnico-Eagle Mines Ltd.	150,000	11,638,500
Newmont Mining Corp.	175,000	10,652,250
Total Metals & Mining		22,290,750
Total Materials		35,166,750
Total Investments before Short-Term Investments (Cost — $347,357,571)		385,808,442

See Notes to Financial Statements.

Schedule of investments (cont’d)

October 31, 2010

Legg Mason ClearBridge Capital Fund

Security	Rate	Maturity Date	Face Amount	Value
Short-Term Investments — 0.8%
Repurchase Agreements — 0.8%
Interest in $79,929,000 joint tri-party repurchase agreement dated 10/29/10 with Barclays Capital Inc.; Proceeds at maturity — $2,964,054; (Fully collateralized by U.S. government obligations, 1.375% due 1/15/13; Market value — $3,023,283) (Cost — $2,964,000)	0.220%	11/1/10	$2,964,000	$2,964,000
Total Investments — 99.5% (Cost — $350,321,571#)				388,772,442
Securities Sold Short, at Value — (3.1)% (Proceeds — $9,636,768)				(11,992,750)
Other Assets in Excess of Liabilities — 3.6%				14,112,368
Total Net Assets — 100.0%				$390,892,060

*	Non-income producing security.

(a)	Security is valued in good faith at fair value in accordance with procedures approved by the Board of Trustees (See Note 1).

(b)	Illiquid security.

#	Aggregate cost for federal income tax purposes is $350,187,671.

Abbreviation used in this schedule:
ADR	— American Depositary Receipt

Schedule of Securities Sold Short†

	Shares	Value
Securities Sold Short — (3.1)%
Exchange Traded Funds — (3.1)%
SPDR S&P Retail ETF (Proceeds — $9,636,768)	275,000	$11,992,750

†	Percentages indicated are based on net assets.

See Notes to Financial Statements.

Statement of assets and liabilities

October 31, 2010

Assets:
Investments, at value (Cost — $350,321,571)	$388,772,442
Cash	602
Deposits with brokers for securities sold short	12,237,500
Receivable for securities sold	4,148,156
Receivable for Fund shares sold	974,589
Dividends and interest receivable	392,123
Prepaid expenses	33,857
Total Assets	406,559,269

Liabilities:
Investments sold short, at value (proceeds received $9,636,768)	11,992,750
Payable for Fund shares repurchased	1,957,727
Payable for securities purchased	1,001,401
Investment management fee payable	248,279
Distribution fees payable	155,476
Interest payable for short sales	29,287
Trustees’ fees payable	17,747
Accrued expenses	264,542
Total Liabilities	15,667,209
Total Net Assets	$390,892,060

Net Assets:
Par value (Note 7)	$196
Paid-in capital in excess of par value	567,148,818
Overdistributed net investment income	(72,759)
Accumulated net realized loss on investments, short sales and foreign currency transactions	(212,287,323)
Net unrealized appreciation on investments, short sales and foreign currencies	36,103,128
Total Net Assets	$390,892,060

Shares Outstanding:
Class A	8,470,438
Class B	1,734,484
Class C	5,865,941
Class I	3,525,503

Net Asset Value:
Class A (and redemption price)	$20.68
Class B*	$18.29
Class C*	$18.39
Class I (and redemption price)	$21.60
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$21.94

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations

For the Year Ended October 31, 2010

Investment Income:
Dividends	$5,504,052
Interest	193,967
Less: Foreign taxes withheld	(74,081)
Total Investment Income	5,623,938

Expenses:
Investment management fee (Note 2)	3,055,307
Distribution fees (Notes 2 and 5)	2,031,460
Transfer agent fees (Note 5)	697,821
Interest expense on securities sold short	324,529
Dividend expense on securities sold short	82,693
Registration fees	76,321
Shareholder reports	66,425
Legal fees	56,177
Trustees’ fees	41,736
Audit and tax	37,150
Custody fees	29,535
Insurance	11,377
Miscellaneous expenses	5,511
Total Expenses	6,516,042
Net Investment Loss	(892,104)

Realized and Unrealized Gain (Loss) on Investments, Short Sales and Foreign Currency Transactions (Notes 1, 3 and 4):
Net Realized Gain (Loss) From:
Investment transactions	32,770,634
Short sales	(2,298,670)
Foreign currency transactions	7,014
Net Realized Gain	30,478,978
Change in Net Unrealized Appreciation (Depreciation) From:
Investments	16,668,697
Short sales	(2,355,982)
Foreign currencies	(5,939)
Change in Net Unrealized Appreciation (Depreciation)	14,306,776
Net Gain on Investments, Short Sales and Foreign Currency Transactions	44,785,754
Proceeds from Settlement of a Regulatory Matter (Note 10)	30,546
Increase in Net Assets from Operations	$43,924,196

See Notes to Financial Statements.

Statements of changes in net assets

For the Year Ended October 31, 2010, the Period Ended October 31, 2009 and the Year Ended December 31, 2008	2010	2009†	2008

Operations:
Net investment income (loss)	$(892,104)	$626,731	$230,721
Net realized gain (loss)	30,478,978	(68,140,847)	(148,776,901)
Change in net unrealized appreciation (depreciation)	14,306,776	176,938,588	(179,149,099)
Proceeds from settlement of a regulatory matter (Note 10)	30,546	—	—
Increase (Decrease) in Net Assets from Operations	43,924,196	109,424,472	(327,695,279)

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(744,222)	(149,808)	—
Net realized gains	—	—	(12,886,866)
Decrease in Net Assets from Distributions to Shareholders	(744,222)	(149,808)	(12,886,866)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	24,738,353	32,138,238	67,024,387
Reinvestment of distributions	677,413	134,736	11,052,458
Cost of shares repurchased	(114,663,001)	(98,729,377)	(316,577,838)
Net assets of shares issued in connection with merger (Note 8)	—	—	75,911,449
Decrease in Net Assets from Fund Share Transactions	(89,247,235)	(66,456,403)	(162,589,544)
Increase (Decrease) in Net Assets	(46,067,261)	42,818,261	(503,171,689)

Net Assets:
Beginning of year	436,959,321	394,141,060	897,312,749
End of year*	$390,892,060	$436,959,321	$394,141,060
* Includes undistributed (overdistributed) net investment income of:	$(72,759)	$659,640	$139,886

†	For the period January 1, 2009 through October 31, 2009.

See Notes to Financial Statements.

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class A Shares[1]	2010	2009[2]		2008[3]		2007[3]	2006[3,4]		2005[3,4]

Net asset value, beginning of year	$18.57	$14.16		$24.87		$29.89	$29.50		$30.42

Income (loss) from operations:
Net investment income (loss)	(0.00) [5]	0.06		0.07		0.11	0.07		0.03
Net realized and unrealized gain (loss)	2.14	4.35		(10.36)		0.22	2.90		2.26
Total income (loss) from operations	2.14	4.41		(10.29)		0.33	2.97		2.29

Less distributions from:
Net investment income	(0.03)	—		—		(0.02)	—		—
Net realized gains	—	—		(0.42)		(5.33)	(2.58)		(3.21)
Total distributions	(0.03)	—		(0.42)		(5.35)	(2.58)		(3.21)

Net asset value, end of year	$20.68	$18.57		$14.16		$24.87	$29.89		$29.50
Total return[6]	11.55%	31.14%		(42.06)%		0.69%	10.63%		7.52%

Net assets, end of year (000s)	$175,132	$189,093		$148,374		$293,510	$351,107		$353,098

Ratios to average net assets:
Gross expenses	1.37%	1.23%[7]		1.09%[8]		0.99%	0.99%[8]		1.11%
Gross expenses, excluding interest and dividend expense	1.27	1.23	[7]	1.09	[8]	0.99	0.99	[8]	1.11
Net expenses	1.37	1.23	[7]	1.09	[8]	0.99	0.99	[8,9]	1.11
Net expenses, excluding interest and dividend expense	1.27	1.23	[7]	1.09	[8]	0.99	0.99	[8,9]	1.11
Net investment income (loss)	(0.01)	0.43	[7]	0.35		0.36	0.23		0.09

Portfolio turnover rate	59%	40%		64%		49%	193%		265%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period January 1, 2009 through October 31, 2009.

[3]	For the year ended December 31.

[4]	Represents a share of capital stock outstanding prior to April 16, 2007.

[5]	Amount represents less than $0.01 per share.

[6]

Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.

[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.08% for the year ended December 31, 2008 and 0.97% and 0.96%, respectively, for the year ended December 31, 2006.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class B Shares[1]	2010	2009[2]		2008[3]		2007[3]	2006[3,4]		2005[3,4]

Net asset value, beginning of year	$16.53	$12.68		$22.49		$27.68	$27.72		$29.01

Income (loss) from operations:
Net investment loss	(0.13)	(0.04)		(0.08)		(0.09)	(0.16)		(0.22)
Net realized and unrealized gain (loss)	1.88	3.89		(9.31)		0.23	2.70		2.14
Proceeds from settlement of a regulatory matter	0.01	—		—		—	—		—
Total income (loss) from operations	1.76	3.85		(9.39)		0.14	2.54		1.92

Less distributions from:
Net realized gains	—	—		(0.42)		(5.33)	(2.58)		(3.21)
Total distributions	—	—		(0.42)		(5.33)	(2.58)		(3.21)

Net asset value, end of year	$18.29	$16.53		$12.68		$22.49	$27.68		$27.72
Total return[5]	10.65%[6]	30.36%		(42.52)%		0.05%	9.75%		6.59%

Net assets, end of year (000s)	$31,727	$48,614		$68,012		$196,214	$311,161		$397,242

Ratios to average net assets:
Gross expenses	2.13%	2.02%[7]		1.82%[8]		1.65%	1.80%[8]		1.97%
Gross expenses, excluding interest and dividend expense	2.03	2.02	[7]	1.82	[8]	1.65	1.80	[8]	1.97
Net expenses	2.13	2.02	[7]	1.82	[8]	1.65	1.80	[8,9]	1.97
Net expenses, excluding interest and dividend expense	2.03	2.02	[7]	1.82	[8]	1.65	1.80	[8,9]	1.97
Net investment loss	(0.75)	(0.35)	[7]	(0.42)		(0.33)	(0.58)		(0.77)

Portfolio turnover rate	59%	40%		64%		49%	193%		265%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period January 1, 2009 through October 31, 2009.

[3]	For the year ended December 31.

[4]	Represents a share of capital stock outstanding prior to April 16, 2007.

[5]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 10.59% (Note 10).

[7]	Annualized.

[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.81% for the year ended December 31, 2008 and 1.78% and 1.77%, respectively, for the year ended December 31, 2006.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class C Shares[1]	2010	2009[2]		2008[3]		2007[3]	2006[3,4]		2005[3,4]

Net asset value, beginning of year	$16.61	$12.74		$22.57		$27.76	$27.80		$29.07

Income (loss) from operations:
Net investment loss	(0.13)	(0.03)		(0.06)		(0.09)	(0.16)		(0.22)
Net realized and unrealized gain (loss)	1.91	3.90		(9.35)		0.23	2.70		2.16
Total income (loss) from operations	1.78	3.87		(9.41)		0.14	2.54		1.94

Less distributions from:
Net realized gains	—	—		(0.42)		(5.33)	(2.58)		(3.21)
Total distributions	—	—		(0.42)		(5.33)	(2.58)		(3.21)

Net asset value, end of year	$18.39	$16.61		$12.74		$22.57	$27.76		$27.80
Total return[5]	10.72%	30.38%		(42.46)%		0.05%	9.72%		6.65%

Net assets, end of year (000s)	$107,891	$126,045		$117,877		$288,955	$407,661		$504,642

Ratios to average net assets:
Gross expenses	2.09%	1.93%[6]		1.76%[7]		1.66%	1.79%[7]		1.94%
Gross expenses, excluding interest and dividend expense	1.99	1.93	[6]	1.76	[7]	1.66	1.79	[7]	1.94
Net expenses	2.09	1.93	[6]	1.76	[7]	1.66	1.78	[7,8]	1.94
Net expenses, excluding interest and dividend expense	1.99	1.93	[6]	1.76	[7]	1.66	1.78	[7,8]	1.94
Net investment loss	(0.73)	(0.27)	[6]	(0.34)		(0.33)	(0.57)		(0.74)

Portfolio turnover rate	59%	40%		64%		49%	193%		265%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period January 1, 2009 through October 31, 2009.

[3]	For the year ended December 31.

[4]	Represents a share of capital stock outstanding prior to April 16, 2007.

[5]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.75% for the year ended December 31, 2008 and 1.77% and 1.76%, respectively, for the year ended December 31, 2006.

[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class I Shares[1,2]	2010	2009[3]		2008[4]		2007[4]	2006[4,5]		2005[4,5]

Net asset value, beginning of year	$19.39	$14.77		$25.83		$30.81	$30.25		$30.98

Income (loss) from operations:
Net investment income	0.08	0.11		0.15		0.18	0.18		0.17
Net realized and unrealized gain (loss)	2.24	4.55		(10.79)		0.27	2.96		2.31
Total income (loss) from operations	2.32	4.66		(10.64)		0.45	3.14		2.48

Less distributions from:
Net investment income	(0.11)	(0.04)		—		(0.10)	—		—
Net realized gains	—	—		(0.42)		(5.33)	(2.58)		(3.21)
Total distributions	(0.11)	(0.04)		(0.42)		(5.43)	(2.58)		(3.21)

Net asset value, end of year	$21.60	$19.39		$14.77		$25.83	$30.81		$30.25
Total return[6]	11.98%	31.56%		(41.85)%		1.07%	10.93%		8.01%

Net assets, end of year (000s)	$76,142	$73,207		$59,878		$118,634	$403,266		$406,387

Ratios to average net assets:
Gross expenses	0.97%	0.86%[7]		0.74%[8]		0.61%	0.63%[8]		0.67%
Gross expenses, excluding interest and dividend expense	0.87	0.86	[7]	0.74	[8]	0.61	0.63	[8]	0.67
Net expenses	0.97 [9]	0.86	[7,9]	0.74	[8]	0.61	0.62	[8,10]	0.67
Net expenses, excluding interest and dividend expense	0.87 [9]	0.86	[7,9]	0.74	[8]	0.61	0.62	[8,10]	0.67
Net investment income	0.38	0.80	[7]	0.70		0.57	0.59		0.54

Portfolio turnover rate	59%	40%		64%		49%	193%		265%

[1]

Class Y shares were renamed as Class I shares on November 20, 2006. The Class I shares were converted into Class O shares and redesignated as Class I shares on December 1, 2006. The former Class I shares were terminated. The inception date and performance history of the former Class O shares have been maintained.

[2]	Per share amounts have been calculated using the average shares method.

[3]	For the period January 1, 2009 through October 31, 2009.

[4]	For the year ended December 31.

[5]	Represents a share of capital stock outstanding prior to April 16, 2007.

[6]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.

[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.73% for the year ended December 31, 2008 and both would have been 0.60% for the year ended December 31, 2006.

[9]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the ratio of expenses, other than brokerage, interest, dividend expense, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares will not exceed 0.95%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[10]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason ClearBridge Capital Fund (the “Fund”) is a separate non-diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service, which are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Long-term investments†:
Common stocks:
Consumer staples	$21,834,000	—	$1	$21,834,001
Other common stocks	363,974,441	—	—	363,974,441
Total long-term investments	$385,808,441	—	$1	$385,808,442
Short-term investments†	—	$2,964,000	—	2,964,000
Total investments	$385,808,441	$2,964,000	$1	$388,772,442
Securities sold short†	$(11,992,750)	—	—	$(11,992,750)
Total	$373,815,691	$2,964,000	$1	$376,779,692

†	See Schedule of Investments for additional detailed categorizations.

The following is a reconciliation of investments in which significant unobservable inputs (Level 3) were used in determining fair value:

Investments in Securities	Consumer Staples
Balance as of October 31, 2009	$1
Accrued premium/discounts	—
Realized gain (loss)	—
Change in unrealized appreciation (depreciation)[1]	349,715
Net purchases (sales)	(349,715)
Net transfers into Level 3	—
Net transfers out of Level 3	—
Balance as of October 31, 2010	$1
Net change in unrealized appreciation (depreciation) for investments in securities still held at October 31, 2010[1]	$349,715

[1]

Change in unrealized appreciation (depreciation) includes net unrealized appreciation (depreciation) resulting from changes in investment values during the reporting period and the reversal of previously recorded unrealized appreciation (depreciation) when gain or losses are realized.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Short sale transactions. Short sales are transactions in which the Fund sells a security it does not own in anticipation of a decline in the market value of that security. To complete such a transaction, a Fund must borrow the security to deliver to the buyer. The Fund is then obligated to replace the security borrowed by purchasing it in the open market at the time of replacement. The proceeds received by the Fund for the short sales are retained by the broker as collateral until the Fund replaces the borrowed security. The collateral required is determined daily by reference to the market value of the short positions. Liabilities for securities sold short are marked to market daily and reported at market value in the financial statements.

Short sale transactions may result in a risk of loss that may exceed the amount shown on the Statement of Assets and Liabilities. A gain, limited to the price at which the Fund sold the security short, or a loss, potentially unlimited in size, will be recognized upon termination of a short sale. Dividends on short positions are

Notes to financial statements (unaudited) (cont’d)

recorded as a liability on the ex-dividend date and are shown in the Statement of Operations as Dividend Expense because the Fund must pay the dividend to the lender of the security.

Short selling is a technique that may be considered speculative, involves risk beyond the amount of money used to secure each transaction and may represent a form of leverage.

(d) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(f) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(i) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of October 31, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(j) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Overdistributed Net Investment Income	Accumulated Net Realized Loss	Paid-in Capital
(a)	$1,000,267	—	$(1,000,267)
(b)	(126,886)	$126,886	—

(a)	Reclassifications are primarily due to a tax net operating loss and a taxable overdistribution.

(b)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes and book/tax differences in the treatment of limited partnership investments.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $100 million	1.000%
Next $100 million	0.750
Next $200 million	0.625
Over $400 million	0.500

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation arrangement between the Fund and LMPFA, the ratio of expenses, other than brokerage, interest, dividend expense, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares did not exceed 0.95%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

The manager is permitted to recapture amounts previously forgone or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expense incurred. In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended October 31, 2010, LMIS and its affiliates received sales charges of approximately $13,000 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class B	Class C
CDSCs	$41,000	$2,000

Notes to financial statements (unaudited) (cont’d)

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended October 31, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$231,541,586
Sales	318,219,529

At October 31, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$55,451,477
Gross unrealized depreciation	(19,222,688)
Net unrealized appreciation	$36,228,789

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

The following tables provide information about the effect of derivatives and hedging activities on the Fund’s Statement of Operations for the year ended October 31, 2010. The first table provides additional detail about the amounts and sources of gains (losses) realized on derivatives during the period. The second table provides additional information about the changes in unrealized appreciation (depreciation) resulting from the Fund’s derivatives and hedging activities during the period.

AMOUNT OF REALIZED GAIN (LOSS) ON DERIVATIVES RECOGNIZED
Equity Contracts Risk
Purchased options	$(4,454,065)

CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION) ON DERIVATIVES RECOGNIZED
Equity Contracts Risk
Purchased options	$(222,985)

During the year ended October 31, 2010, the volume of derivative activity for the Fund was as follows:

Average Market Value
Purchased options†	$491,360

†	At October 31, 2010, there were no open positions held in this derivative.

5. Class specific expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a service fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the year ended October 31, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class A	$453,855	$363,000
Class B	408,673	89,454
Class C	1,168,932	208,223
Class I	—	37,144
Total	$2,031,460	$697,821

6. Distributions to shareholders by class

	Year Ended October 31, 2010	Period Ended October 31, 2009†	Year Ended December 31, 2008
Net Investment Income:
Class A	$336,767	—	—
Class C	—	—	—
Class I	407,455	$149,808	—
Total	$744,222	$149,808	—

Net Realized Gains:
Class A	—	—	$4,263,348
Class B	—	—	2,565,374
Class C	—	—	4,255,267
Class I	—	—	1,802,877
Total	—	—	$12,886,866

†	For the period January 1, 2009 through October 31, 2009.

7. Shares of beneficial interest

At October 31, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended October 31, 2010		Period Ended October 31, 2009†		Year Ended December 31, 2008
	Shares	Amount	Shares	Amount	Shares	Amount

Class A
Shares sold	940,746	$18,267,641	1,871,342	$28,912,724	2,760,654	$58,988,209
Shares issued on reinvestment	15,269	305,351	—	—	154,152	3,665,749
Shares repurchased	(2,667,474)	(51,962,606)	(2,171,143)	(34,554,992)	(5,513,454)	(114,331,506)
Shares issued with merger	—	—	—	—	1,279,563	28,086,652
Net decrease	(1,711,459)	$(33,389,614)	(299,801)	$(5,642,268)	(1,319,085)	$(23,590,896)

Class B
Shares sold	40,889	$714,698	59,890	$876,871	87,201	$1,635,381
Shares issued on reinvestment	—	—	—	—	103,438	2,211,534
Shares repurchased	(1,248,106)	(21,560,580)	(2,482,796)	(33,918,014)	(4,887,789)	(93,836,883)
Shares issued with merger	—	—	—	—	1,335,989	26,353,388
Net decrease	(1,207,217)	$(20,845,882)	(2,422,906)	$(33,041,143)	(3,361,161)	$(63,636,580)

Class C
Shares sold	76,788	$1,340,475	75,216	$1,079,576	182,103	$3,372,348
Shares issued on reinvestment	—	—	—	—	164,877	3,539,905
Shares repurchased	(1,797,744)	(31,234,610)	(1,743,053)	(24,373,187)	(4,977,724)	(93,379,859)
Shares issued with merger	—	—	—	—	1,083,905	21,471,409
Net decrease	(1,720,956)	$(29,894,135)	(1,667,837)	$(23,293,611)	(3,546,839)	$(64,996,197)

Class I
Shares sold	216,035	$4,415,539	71,906	$1,269,067	126,045	$3,028,449
Shares issued on reinvestment	17,870	372,062	7,428	134,736	66,072	1,635,270
Shares repurchased	(483,726)	(9,905,205)	(359,111)	(5,883,184)	(729,149)	(15,029,590)
Net decrease	(249,821)	$(5,117,604)	(279,777)	$(4,479,381)	(537,032)	$(10,365,871)

†	For the period January 1, 2009 through October 31, 2009.

Notes to financial statements (unaudited) (cont’d)

8. Transfer of net assets

On July 18, 2008, the Fund acquired the assets and certain liabilities of the Legg Mason Partners Classic Values Fund (the “Acquired Fund”), pursuant to a plan of reorganization approved by the Acquired Fund shareholders. Total shares issued by the Fund and the total net assets of the Acquired Fund and the Fund on the date of the transfer were as follows:

Acquired Fund	Shares Issued By The Fund	Total Net Assets of The Acquired Fund
Legg Mason Partners Classic Values Fund	3,669,457	$75,911,449

The total net assets of the Fund on the date of the transfer were $643,585,899.

As part of the reorganization, for each share they held, shareholders of the Acquired Fund’s Class A, Class B and Class C received 0.469677, 0.493841 and 0.492367 shares of the Fund’s Class A, Class B and Class C shares, respectively.

The total net assets of the Acquired Fund before acquisition included unrealized depreciation of $297,299, accumulated net realized loss of $25,605,712 and undistributed net investment income of $6,794. Total net assets of the Fund immediately after the transfer were $719,497,348. The transaction was structured to qualify as a tax-free reorganization under the Code, as amended.

9. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal year ended October 31, 2010, for the fiscal period ended October 31, 2009 and the fiscal year ended December 31, 2008 were as follows:

	October 31, 2010	October 31, 2009	December 31, 2008

Distributions Paid From:
Ordinary income	$744,222	$149,808	$5,018,148
Net long-term capital gains	—	—	7,868,718
Total taxable distributions	$744,222	$149,808	$12,886,866

As of October 31, 2010, the components of accumulated earnings on a tax basis were as follows:

Capital loss carryforward*	$(212,421,223)
Other book/tax temporary differences(a)	(72,759)
Unrealized appreciation (depreciation)(b)	36,237,028
Total accumulated earnings (losses) — net	$(176,256,954)

*	During the taxable year ended October 31, 2010, the Fund utilized $30,471,964 of its capital loss carryover available from prior years. As of October 31, 2010, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
10/31/2015	$(17,556,418)
10/31/2016	(111,724,051)
10/31/2017	(83,140,754)
$(212,421,223)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the book/tax differences in the timing of the deductibility of various expenses.

(b)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the difference in the book/tax treatment of limited partnership investments.

10. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $8,217, $11,723 and $10,606 for Class A, B and C, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

11. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive

Notes to financial statements (unaudited) (cont’d)

brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

12. Other matters

The Board of Trustees (the “Board”) of Legg Mason ClearBridge Capital Fund (the “Fund”) recently approved a reorganization pursuant to which the Fund’s assets would be acquired, and its liabilities would be assumed, by Legg ClearBridge Mid Cap Core Fund (the “Acquiring Fund”) in exchange for shares of the Acquiring Fund. The Fund would then be liquidated, and shares of the Acquiring Fund would be distributed to Fund shareholders.

Under the reorganization, Fund shareholders would receive shares of the Acquiring Fund with the same aggregate net asset value as their shares of the Fund. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by Fund shareholders as a result of the reorganization.

The reorganization is subject to the satisfaction of certain conditions, including approval by Fund shareholders. Proxy materials describing the reorganization are expected to be mailed in the first quarter of 2011. If the reorganization is approved by Fund shareholders, it is expected to occur in April 2011. Prior to the reorganization, shareholders can continue to purchase, redeem and exchange shares subject to the limitations described in the Fund’s prospectus.

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of Legg Mason ClearBridge Capital Fund, a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of October 31, 2010, and the related statement of operations for the year then ended, the statements of changes in net assets for the year then ended, the period from January 1, 2009 to October 31, 2009 and for the year ended December 31, 2008, and the financial highlights for the year then ended, the period from January 1, 2009 to October 31, 2009 and for each of the years in the four-year period ended December 31, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Capital Fund as of October 31, 2010, the results of its operations, the changes in its net assets, and the financial highlights for the periods described above, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 14, 2010